UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2019

QUANTUM ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-225892	98-0428608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

218 N. Jefferson Street, Suite 400
Chicago, Illinois	60661
(Address of principal executive offices)	(Zip Code)

(480) 734-0337
(Registrant’s telephone number, including area code)

[Not applicable / Former Name or Address]
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Item 5.02 Departure of Directors or certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of certain Officers

In connection with the April 10, 2018, Conditional Binding Letter of Intent (“LOI”) between the Registrant and Inductance Energy Corporation (“IEC”), William J. Hinz, Richard K. Ethington and Pamela L. Bing were appointed as independent members of the Registrant’s Board of Directors and Mr. Ethington and Ms. Bing were appointed as independent directors on the Registrant’s Audit Committee.

In connection with the April 23, 2019, agreement between the Registrant and IEC cancelling/rescinding the LOI as disclosed in Item 8.01 below, Mr. Hinz, Mr. Ethington and Ms. Bing each resigned as a director of the Registrant effective April 23, 2019. Their resignations were not a result of any disagreement with the Registrant regarding any, matter relating to the Registrant’s operations, policies or practices or otherwise, and none of them were removed for cause from the board of directors.

On April 23, 2019, Andrew J. Kacic, a current director and Secretary of the Registrant was also appointed as Co-Chairman of the Board and Chief Executive Officer of the Registrant. He will continue to serve as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee of the Registrant’s Board. He will serve in those positions until his successor is duly elected or appointed and qualified.

On April 23, 2019, Jeffrey Mallmes, a current director and member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee of the Registrant’s Board, and the Chairman, President and Treasurer of the Registrant ceased to be Chairman of the Registrant and as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee of the Registrant. He will continue to serve as director, President and Treasurer of the Registrant and he has also been appointed President of the Registrant’s subsidiary Dominion Energy Processing Group, Inc. He will serve in those positions until his successor is duly elected or appointed and qualified.

On April 23, 2019, Raleigh C. Kone, age 63, a stockholder of the Registrant was appointed as a director, Co-Chairman of the Board, and Executive Vice-President of the Registrant. Mr. Kone will serve as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee of the Registrant’s Board. He will serve in those positions until his successor is duly elected or appointed and qualified.

Mr. Mr. Kone is a highly experienced Investment and Life Insurance professional.  He has been continuously licensed in the Financial Services industry since 1984. From 2018 to the present he has held positions in Symmetry Insurance Company and for a brief time with Wells Fargo Banking. These opportunities concentrated on the individual consumer. Mr. Kone has served from 2005 to the present as Managing Member of Global Green TK LLC, which is primarily interested in environmentally friendly land development, high tech Green energy sources and waste to energy projects.  From 2015 to 2018 he was an independent contractor District Advisor for First Command Financial Services, Headquartered in Ft Worth, TX.  He daily coordinated and was responsible for the well-being and fiduciary compliance of 10 advisors who coordinated over 3,000 investors with a combined asset base over $600 million. Additionally, Mr. Kone was directly responsible for developing and managing over $1 Billion in personal lines of insurance coverage.  From 2008 to 2015 he served as the Vice President in charge of Development and Training for an area stretching from Atlanta, GA to Fair Banks AK.  His analytical abilities, cost-benefit reviews, performance matrices and trend forecasting skills set him apart in his brokerage firm.  Mr. Kone provided guidance and support to over 40 separate Office managers and their financial services teams.  Mr. Kone has a Master of Business Administration from The Golden Gate University, San Francisco, CA; a Master of Telecommunications Business Administration from The Golden Gate University, San Francisco, CA; a Chartered Leadership Fellow from the American College of Financial Services and numerous FINRA Series Examinations, Texas Insurance Licenses and Certificates.

On April 23, 2019, Michael Ballmann, age 33, was appointed as an independent director of the Registrant and will be an independent member of the Registrant’s Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee. He will serve in those positions until his successor is elected or appointed and qualified.

Mr. Ballmann is highly experienced chief financial officer (“CFO”). From 2018 to the present he founded Charis Capital Strategies, Dallas, TX, which offers CFO, investment banking, tax and financial services to small and medium businesses. From 2015 to 2018 he was an independent contractor providing financial controller services to the United States Department of Defense, San Antonio, TX, where he combined his analytical abilities, financial modeling, cost-benefit analysis, and budget forecasting skills to support strategic level policies for the joint forces in North America and he provided in-depth financial and forecasting expertise that assisted strategic-level leadership decision making for critical financial objectives. Also, from 2015 to 2018 he was senior investment analyst, Grigsby wealth Management, San Antonio, TX where he conducted customer research based off customer needs that put forward investment strategies, forecasts, and stock integration with equities and debt securities that would diversify portfolios and hedge against risks. From 2010 to 2015 he served as an independent contractor providing operations manager services to the U.S. Army, various locations and he planned and oversaw strategic, operational, administrative programs, projects, distribution, and business requirements of broad significance within the organization. Mr. Ballmann holds a Master of Professional Accounting from the University of Miami and a Master of Science in Finance from Colorado State University, and a Bachelor of Business Administration, Georgia Southern University.

Item 8.01 Other Events

On April 23, 2019, the Registrant and Inductance Energy Corporation mutually agreed to cancel/rescind the Conditional Binding Letter of Intent (“LOI”) between them dated April 10, 2018. The parties agreed that the mutual cancellation/rescission is based on the inability of the parties to reach an agreement that serves their respective best interests and priorities and that the cancellation/rescission of the LOI will enable each party to pursue its unique opportunities and interests with certainty and focus.

On April 2, 2019, the Registrant and its subsidiary FTPM Resources, Inc. entered into a Non-Binding Memorandum of Understanding (“MOU”) with Easy Energy Systems, Inc. (“EESI Systems”). Pursuant to the MOU, if certain conditions are met, including the availability of financing: (i) EESI Systems and FTPM will enter into a joint venture, which would be owned 33% by FTPM and 67% by EESI Systems, for the purpose of developing and marketing of “clear glucose”; FTPM will have a 90-day option beginning April 30, 2019, to merge with EESI Systems, whereby EESI Systems will be the surviving entity; EESI Systems will have the right to acquire shares of preferred stock of the Registrant, with such rights and preferences as the parties shall agree; and EESI Systems will have the right to appoint members to the board of directors of the Registrant. EESI Systems designs, manufacturers, operates and sells its patented 1M, 2M, and 5M gallon per year, small-scale, modular biorefineries called Modular Energy Production Systems (MEPS®) for the production of alternative liquid biofuels from organic waste streams. MEPS® biofuels can be mixed with, or can selectively replace, gasoline derived from fossil fuels. EESI Systems’ systems are centrally manufactured and can be shipped anywhere in the world, as a result EESI Systems is able to bring new energy sources to locations that would otherwise not have access to it. EESI Systems has aligned with EESI Infrastructure to compliment this opportunity and to assist in providing financial assurances and guarantees.

On April 16, 2019 the Registrant entered into a Non-Binding Memorandum of Understanding to acquire EESI Infrastructure Series, LLC (“EESI Infrastructure”). The prospective EESI Infrastructure acquisition, if consummated as provided in this MOU, would provide an Engineering, Procurement and Construction (“EPC”) guarantee for the construction of an addition to the existing $11.2 million plant of EESI Systems in Emmetsburg, Iowa. This addition will add a 9.3 Mega Watt dual gas power plant to EESI Systems’ Emmetsburg facility at an anticipated cost of approximately $10 million dollars. The EPC Agreement would provide a Warranty Bond Guarantee to ensure the plant will remain operational for 18 months after completion of the Emmetsburg facility Power Plant.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	April 23, 2019 Mutual Agreement between the Registrant and Inductance Energy Corporation to Cancel/Rescind the April 10, 2018 Binding Letter of Intent.

99.2	April 23, 2019 Letter of Resignation by William Hinz, Richard Ethington and Pamela L. Bing as directors of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2019

QUANTUM ENERGY INC.

By:	/s/ Andrew J. Kacic
Andrew J. Kacic, director, Co-Chairman of the Board, Chief Executive Officer and Secretary